Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

2550 Hanover Street

Palo Alto, CA 94304-1115

August 19, 2024

Nikola Corporation

4141 E Broadway Road

Phoenix, Arizona 85040

Ladies and Gentlemen:

We have acted as counsel for Nikola Corporation, a Delaware corporation (the “Company”), in connection with the offering by the Company of $80,000,000, aggregate principal amount of the Company’s Series B-1 Senior Convertible Notes due 2025 (the “Notes”) and the shares of common stock, $0.0001 par value per share, of the Company initially issuable upon conversion of the Notes (the “Conversion Shares” and, together with the Notes, the “Securities”), pursuant to the Registration Statement on Form S-3 (Registration No. 333-264068) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), and related prospectus, dated April 14, 2022, as supplemented by the prospectus supplement dated August 19, 2024, relating to the offer and sale of the Securities (as so supplemented, the “Prospectus”). The Notes are being sold under the Securities Purchase Agreement dated as of August 19, 2024 (the “Agreement”), between the Company and the investors named therein, and an Indenture (the “Base Indenture”) dated as of August 21, 2023 between the Company and Wilmington Savings Fund Society, FSB, as trustee, as supplemented by the First Supplemental Indenture, dated as of August 21, 2023 (the “First Supplemental Indenture”), the Second Supplemental Indenture, dated as of September 22, 2023 (the “Second Supplemental Indenture”), and the Third Supplemental Indenture, dated as of August 19, 2024 (the “Third Supplemental Indenture”) (as so supplemented, the “Indenture”).

We have reviewed the Registration Statement, the Prospectus, the Agreement, the Indenture and such other agreements, documents, records, certificates and other materials, and have reviewed and are familiar with such corporate proceedings and satisfied ourselves as to such other matters, as we have considered relevant or necessary as a basis for our opinions set forth in this letter. In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons, and that each of the Agreement and the Indenture has been duly authorized, executed and delivered by the parties thereto other than the Company.

On the basis of the foregoing and subject to the other qualifications and limitations set forth herein, we are of the opinion that, when the Notes have been duly executed, issued and delivered in accordance with the Agreement and the Indenture and as contemplated by the Registration Statement and the Prospectus, (a) the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, and (b) the Conversion Shares have been duly authorized and, when issued by the Company upon conversion of the Notes in accordance with the terms of the Indenture and the Notes, will be validly issued, fully paid and nonassessable.

Our opinion set forth above in clause (a) above is subject to and limited by the effect of (i) applicable bankruptcy, insolvency, fraudulent conveyance and transfer, receivership, conservatorship, arrangement, moratorium and other similar laws affecting or relating to the rights of creditors generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) requirements of reasonableness, good faith, materiality and fair dealing and the discretion of the court before which any matter may be brought.

Nikola Corporation

August 19, 2024

We have assumed that neither the issuance and delivery of, nor the performance of the Company’s obligations under, the Notes will (a) require any authorization, consent, approval or license of, or exemption from, or registration or filing with, or report or notice to, any governmental unit, agency, commission, department or other authority (a “Governmental Approval”) or (b) violate or conflict with, result in a breach of, or constitute a default under, (i) any agreement or instrument to which the Company or any of its affiliates is a party or by which the Company or any of its affiliates or any of its properties may be bound, (ii) any Governmental Approval that may be applicable to the Company or any of its affiliates or any of its properties, (iii) any order, decision, judgment or decree that may be applicable to the Company or any of its affiliates or any of its properties or (iv) any applicable law (other than the General Corporation Law of the State of Delaware and the law of the State of New York in each case as in effect on the date hereof).

Our opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware and the law of the State of New York, in each case as in effect on the date hereof.

We hereby consent to the filing of this letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed by the Company with the Commission on the date hereof and the incorporation thereof in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP